Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:	August 8, 2012

SKYWEST, INC. ANNOUNCES SECOND QUARTER 2012 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $937.2 million for the quarter ended June 30, 2012, compared to $933.7 million for the same period last year.  SkyWest also reported net income of $17.0 million, or $0.33 per diluted share, for the quarter ended June 30, 2012, compared to $1.6 million of net income, or $0.03 per diluted share, for the same period last year.

Quarter Summary

SkyWest’s operating and financial results for the quarter ended June 30, 2012 reflected a significant improvement compared to the same period of 2011.   SkyWest generated increased operating revenues resulting from increased incentive payments under its contracts with major partners primarily as a result of better on-time and completion factor performance.  SkyWest’s improved results also reflected the implementation of cost reduction programs during 2011 from which SkyWest achieved reduced flight crew and maintenance costs, as well as other benefits for the quarter ended June 30, 2012.  As a consequence of SkyWest’s improved results, SkyWest’s pre-tax income for the quarter ended June 30, 2012 increased $30.4 million over the quarter ended June 30, 2011.  SkyWest reported pre-tax income of $28.6 million for the quarter ended June 30, 2012, compared to a pre-tax loss of $(1.8) million for the second quarter of 2011.  Following are the primary items that affected SkyWest’s financial results for the second quarter of 2012:

•                  Recorded approximately $7.0 million in additional revenues related to improved metrics for on-time performance and higher completion factors

•                  Recorded improvement in pro-rate flying operations of approximately $2.5 million

•                  Reduced crew and crew-related training costs by approximately $10.0 million

•                  Reduced engine and airframe maintenance costs by approximately $3.7 million

•                  Recorded reimbursement from a major partner of approximately $3.0 million in aircraft redeployment costs previously incurred

Commenting on the results, Jerry C. Atkin, SkyWest’s Chairman and CEO, said “We are very pleased with the significantly improved results, quarter over quarter, and especially pleased to report a net profit.”  He continued, “Our cost reduction efforts are ongoing and we see additional results of these efforts from the quarter ended June 30, 2012 that are resulting in lower crew and maintenance costs. Additionally, overall performance metrics for on-time, completion and customer service improved.”

2nd Quarter 2012 Compared to 1st Quarter 2012

SkyWest’s implementation of its plan to return to profitability also resulted in improved results from the quarter ended March 31, 2012 to the quarter ended June 30, 2012.  During the second quarter of 2012, SkyWest generated increased operating revenues and reduced its operating costs, while producing more block hours that the first quarter of 2012.  During the second quarter of 2012, SkyWest also continued to make progress on its cost reduction plan by reducing crew-related costs and maintenance expenses from the first quarter of 2012, while taking into account the increased block hour production it generated during the second quarter of 2012.  Following are highlights resulting from SkyWest’s implementation of its plan to return to profitability, comparing the second quarter of 2012 to the first quarter of 2012:

•                  Total operating revenues increased to $937.2 million compared to $921.2 million

•                  Total operating expenses and interest decreased to $909.8 million compared to $$920.5 million

•                  Pre-tax income improved $29.9 million

•                  Net income improved $17.6 million

•                  Block hours increased to 574,884 compared to 556,421 or 3.3%

As a result of continued cost reduction efforts and better utilization of personnel, SkyWest was able to reduce its crew related block hour costs for the second quarter ended June 30, 2012 by approximately 3.9% compared to the first quarter ended March 31, 2012. Additionally, as a result of these efforts, SkyWest was able to reduce it maintenance costs (less engine overhauls) for the second quarter ended June 30, 2012 by approximately 3.7% compared to the first quarter ended March 31, 2012.

Financial and Operating Results

SkyWest’s total operating revenues increased $3.5 million, or 0.4%, during the quarter ended June 30, 2012, over the same period in 2011.  However, after excluding pass-through costs for fuel and engine overhaul’s, (that are included in operating revenues) for the quarters ended June 30, 2012 and 2011, total operating revenues increased approximately $17.3 million for the quarter ended June 30, 2012 compared to the same quarter last year. The increase in total operating revenues was primarily 1) the result of experiencing improved on-time, completion and customer service metrics and 2) from normal recurring contract escalation increases allowed under SkyWest’s contracts, and are included in the rates paid by its major partners.  SkyWest’s pro-rate flying operations experienced a planned reduction in block hours of 7.3% resulting in reduced revenues of approximately $2.1 million for the quarter ended June 30, 2012.  In spite of reduced operating revenues from pro-rate flying, SkyWest’s revenue per available seat mile for pro-rate flying increased approximately 5.0% from improved pricing.  Total block hours for the quarter ended June 30, 2012 were 574,884 compared to 574,372 for the same period last year.

Total airline expenses (consisting of total operating and interest expenses) decreased $24.9 million, or 2.7%, during the quarter ended June 30, 2012, over the same period in 2011.  The decrease was primarily the result of SkyWest’s implementation of planned cost reduction efforts, which resulted in reduced crew-related and non-pass through maintenance costs of approximately $13.6 million. For the quarter ended June 30, 2012, compared to the second quarter of 2011, SkyWest also experienced a reduction in engine overhaul costs of approximately $9.3 million, which costs are considered pass-through costs under its contracts with its major partners.

Under United Express agreements for SkyWest Airlines and ExpressJet Airlines, SkyWest recognizes revenue at a fixed hourly rate for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended June 30, 2012, CRJ200 engine expense under these agreements decreased $1.6 million to $13.8 million compared to $15.5 million for the quarter ended June 30, 2011, as a result of decreased engine overhaul expense due to the timing of scheduled engine maintenance events.  SkyWest was reimbursed approximately $10.2 million and $9.6 million for engine overhaul expense, under its United Express agreements, in each of the periods ended June 30, 2012 and 2011, respectively.

Liquidity

At June 30, 2012, SkyWest had $629.5 million in cash and marketable securities, compared to $646.5 million as of December 31, 2011.  SkyWest’s long-term debt was $1.53 billion as of June 30, 2012, compared to $1.61 billion as of December 31, 2011.  The decrease in long-term debt was due primarily to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 5.2% discount rate, the present value of these lease obligations was approximately $1.8 billion as of June 30, 2012.

Other Items

SkyWest has recently achieved the following milestones:

•                  Completed  the sale of our investment in Trip Linhas Aereas (“TRIP”) in July 2012

•                  Announced a Memorandum of Understanding with Mitsubishi Aircraft Corporation covering the purchase of 100 Mitsubishi regional jet aircraft

•                  Announced award of 34 additional dual-class aircraft and removal of 66 CRJ200 aircraft

•                  Total fleet as of June 30, 2012 consisted of 725 total aircraft compared to 725 aircraft as of June 30, 2011

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines also based in St. George, Utah and ExpressJet Airlines based in Atlanta, Georgia.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines, Inc. (“United”) and Delta Air Lines, Inc. (“Delta”).  SkyWest Airlines also operates as US Airways Express under a contractual agreement with US Airways, Inc., and operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 4,000 daily departures and a fleet of approximately 725 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2011, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
OPERATING REVENUES:
Passenger	$920,633	$919,690	$1,822,989	$1,764,166
Ground handling and other	16,581	14,007	35,399	35,482
Total operating revenues	937,214	933,697	1,858,388	1,799,648
OPERATING EXPENSES:
Salaries, wages and benefits	290,676	290,126	581,490	576,273
Aircraft maintenance, materials and repairs	167,150	176,399	346,786	339,573
Aircraft fuel	153,544	161,408	300,994	288,149
Aircraft rentals	83,944	88,072	168,846	174,494
Depreciation and amortization	64,182	63,697	128,497	126,890
Station rentals and landing fees	44,254	42,322	88,187	84,948
Ground handling services	29,615	32,875	64,930	69,728
Restructuring and merger-related items	—	1,364	—	2,395
Other, net	57,043	58,394	111,395	117,932
Total operating expenses	890,408	914,657	1,791,125	1,780,382
OPERATING INCOME	46,806	19,040	67,263	19,266

OTHER INCOME (EXPENSE):
Interest income	2,043	2,114	3,997	4,080
Interest expense	(19,387)	(20,052)	(39,167)	(40,272)
Other, net	(815)	(2,859)	(4,668)	(3,365)
Total other (expense), net	(18,159)	(20,797)	(39,838)	(39,557)
INCOME (LOSS) BEFORE INCOME TAXES	28,647	(1,757)	27,425	(20,291)
PROVISION (BENEFIT) FOR INCOME TAXES	11,687	(3,336)	11,147	(10,806)
NET INCOME (LOSS)	$16,960	$1,579	16,278	$(9,485)

BASIC INCOME (LOSS) PER SHARE	$0.33	$0.03	$0.32	$(0.18)
DILUTED INCOME (LOSS) PER SHARE	$0.33	$0.03	$0.32	$(0.18)

Weighted average common shares:
Basic	50,944	52,698	50,912	53,271
Diluted	51,789	53,371	51,335	53,271

Unaudited Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
Operating Highlights	2012	2011	% Change		2012	2011	% Change

Passengers carried	15,014,037	14,491,292	3.6%		28,380,283	27,048,352	4.9%
Revenue passenger miles (000)	7,689,573	7,546,662	1.9%		14,628,486	13,994,818	4.5%
Available seat miles (000)	9,344,407	9,393,724	-0.5%		18,347,889	17,956,917	2.2%
Passenger load factor	82.3%	80.3%	2.00	pts	79.7%	77.9%	1.80	pts
Passenger breakeven load factor	79.9%	80.4%	(0.50	)pts	78.5%	78.8%	(0.30	)pts
Yield per revenue passenger mile	$0.120	$0.122	(0.002)		$0.125	$0.126	-0.8%
Revenue per available seat mile	$0.100	$0.099	0.001		$0.101	$0.100	1.0%
Cost per available seat mile	$0.097	$0.100	(0.003)		$0.100	$0.101	-1.0%
Fuel cost per available seat mile	$0.016	$0.017	(0.001)		$0.016	$0.016	0.0%
Average passenger trip length	512	521	(9)		515	517	-0.4%
Block hours	574,884	574,372	0.1%		1,131,305	1,114,327	1.5%
Departures	360,733	354,880	1.6%		701,873	687,255	2.1%